Exhibit 23.7

September 1, 2023

Board of Directors

American Equity Investment Life Holding Company

6000 Westown Parkway

West Des Moines, IA 50266

Re:	Registration Statement on Form F-4 of Brookfield Asset Management Ltd., filed September 1, 2023 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated July 4, 2023 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than Parent (as defined below) and its affiliates) of the outstanding shares of common stock, $1.00 par value per share, of American Equity Investment Life Holding Company (the “Company”) of the consideration to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of July 4, 2023 (the “Agreement”), by and among the Company, Brookfield Reinsurance Ltd. (“Parent”), Arches Merger Sub Inc., a wholly-owned subsidiary of Parent, and, solely for purposes of Article VI and Sections 3.02(a)(ii)(B), 3.02(d), 7.02, 7.04, 7.14(d), 7.20 and 8.03(c) of the Agreement, Brookfield Asset Management Ltd.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary—Opinion of AEL’s Financial Advisors—Opinion of Ardea Partners LP,” “The Transactions—Background of the Merger,” “The Transactions—AEL’s Reasons for the Merger; Recommendation of the AEL Board,” “The Transactions—Opinion of AEL’s Financial Advisors—Opinion of Ardea Partners LP” and “The Transactions—Certain Unaudited Prospective Financial Information of AEL” and to the inclusion of the foregoing opinion in the joint proxy statement/prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ ARDEA PARTNERS LP

(ARDEA PARTNERS LP)